Exhibit 2.3

ESCROW AGREEMENT
Dated December 10, 2009
Private & Confidential

TABLE OF CONTENTS

Preamble		4
Article 1:	Preamble and Annexes	4
Article 2:	Definitions	4
Article 3:	Appointment of the Escrow Agent	6
Article 4:	The Escrow Account	6
Article 5:	Operation of the Escrow Account	7
Article 6:	Release of the Escrow Amount and the Escrow Documents	7
Article 7:	Liability of the Escrow Agent	8
Article 8:	Fees of the Escrow Agent	9
Article 9:	Term and Termination	9
Article 10:	Costs	10
Article 11:	Further Assurances	10
Article 12:	Variation, Waiver and Consents	10
Article 13:	Severability	10
Article 14:	No Assignment	10
Article 15:	Notices	11
Article 16:	Governing Law And Arbitration	12
Article 17:	Counterparts	12

ANNEXES
Annex (1)	Agreed Form of Certificate of the General Counsel	15
Annex (2)	Agreed Form of Documents Deposit Confirmation	16
Annex (3)	Agreed Form of Escrow Amount Deposit Notice	17
Annex (4)	Escrow Documents	18
Annex (5)	Agreed Form of Sale and Purchase Agreement	19
Annex (6)	Agreed Form of ZG Release Letter In Favour of Sellers	33
Annex (7)	Agreed Form of ZG Resignation Letter	35
Annex (8)	Agreed Form of Execution SPA	37
Annex (9)	Agreed Form of Limited Power of Attorney	41
Annex (10)(a)	Agreed Form of Release Letter by ZG, the Second Purchaser and the Company in favour of the Sellers	42
Annex (10)(b)	Agreed Form of Release Letter by ZG, Mirette Fouad Zaki Tadrous and the Company in Favour of the Sellers	44
Annex (11)	Agreed Form of Assignment of the Outstanding Loan to ZG	46
Annex (12)	Agreed Form of Release In Favour of ZG and the Company by the Sellers	47
Annex (13)	Specific Release in Favour of ZG	49
Annex (14)	Agreed Form of the Real Estate Mortgage POA	51

This Escrow Agreement (the “Agreement”) is made this 10th day of December 2009.

By and Between:

1. Ridgewood Near East Holdings, LLC, a limited liability company, established and organized under the laws of Delaware, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of Ridgewood Near East Holdings;

2. RW Egyptian Holdings, LLC, a limited liability company, established and organized under the laws of Delaware, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of RW Egyptian Holdings;

(referred to hereinafter collectively as “Ridgewood” or the “Sellers” ); and

3. Ridgewood Egypt for Infrastructure LLC, an Egyptian limited liability company, commercial register No. 327201 issued on November 11, 1999, whose registered office is at 165 El Orouba Street, Heliopolis, Cairo, Egypt, represented herein by Mr. Zaki Girges, in his capacity as the General Manager, (referred to hereinafter as the “Company”)

4. Mr. Zaki Girges, an Egyptian national, holding national ID No. 25809011602892 issued June, 2002 resident at 165, El Orouba Street, Heliopolis, Cairo, Egypt (referred to hereinafter as “ZG” or the “First Purchaser”); and

5. El Orouba for Water Desalination SAE, an Egyptian joint stock company, whose registered office is at 26 Helmy Abd El Atti Street, Nasr City, Cairo, Egypt, represented herein by Mr. Zaki Girges, in his capacity as its legal representative (referred to hereinafter as the “Second Purchaser”); and

(referred to hereinafter collectively with ZG as the “Purchasers”); and

6. Water Desal, a Cayman Island company, established in accordance with the Laws of the Cayman Islands, with its head office located at Maples Corporate Services Limited PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands represented herein by Mr. Samer Yassa and Ms. Gehan Fathi, in their capacity as directors of the Company (hereinafter referred to as the “Lender”).

7. HSBC Bank Egypt SAE, with its head office located at 306 Corniche El Nil street, Maadi, Cairo, Egypt, registered with the Commercial Register under No. 218992 and represented herein by Mr. Mohamed Ibrahim Ahmed Youssef El Guindi , in his capacity as the legal representative of the bank, (referred to hereinafter as the “Escrow Agent”).

(All the above parties shall be collectively referred to as the “Parties”)

PREAMBLE

WHEREAS, the Sellers, the Company and the Purchasers have entered into a Sale and Purchase Agreement dated December 10, 2009 whereby, among other things, the Company has agreed to partially repay the Loan owed to Ridgewood subject to the fulfilment of certain conditions;

WHEREAS, the Lender has signed a Loan Agreement dated December 10, 2009 whereby it has agreed to lend the Company the Loan Partial Repayment Amount.

WHEREAS, upon Closing, the Sellers have also agreed to transfer the Shares to the Purchasers as well as assign the Outstanding Loan to ZG.

WHEREAS, under the Sale and Purchase Agreement, the Sellers, the Company and the Purchasers have agreed to appoint the Escrow Agent for the sole purposes of disbursing the Loan Partial Repayment Amount to Ridgewood, as well as to receive and deliver the Escrow Documents in accordance with the provisions of this Agreement;

WHEREAS, the Escrow Agent is willing to serve as such escrow agent in accordance with the provisions of this Agreement; and

NOW THEREFORE, in consideration of the foregoing Preamble and the mutual covenants herein contained, the Parties have agreed to enter into this Escrow Agreement in accordance with the terms and conditions set forth below and agree as follows:

ARTICLE 1:

PREAMBLE AND ANNEXES

The above Preamble constitutes an integral part of this Agreement.

ARTICLE 2:

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning given to them under the Sale and Purchase Agreement. The following words and expressions shall have the following respective meanings:

“Agreement”	means this Escrow Agreement, including its Annexes, as amended in writing by the Parties from time to time;

“Assignment”	means the two original assignment letters in the form attached hereto in Annex (9);

“Business Day”	means any day, other than a Friday, Saturday or an official holiday, on which banks are open in Cairo;

“Certificate of General Counsel”	means the certificate issued by the Senior Vice President and General Counsel of the Sellers to be provided by the Sellers at or prior to Closing to the Escrow Agent substantially in the form of Annex (1) attached hereto;

“Closing”	means the release of the Loan Partial Repayment Amount to the Sellers and the release of the Escrow Documents to the Purchasers, the Lender and the Sellers upon the receipt of the Certificate of General Counsel by the Escrow Agent, as provided under the Sale and Purchase Agreement and this Agreement;

“Closing Date”	means the date on which Closing takes place;

“Documents Deposit Confirmation”	means the written confirmation in the form attached hereto as Annex (2) to be delivered by the Escrow Agent to the Sellers, the Purchasers and the Lender upon receipt of the Escrow Documents;

“Effective Date”	means the date of signature of this Agreement;

“Escrow Account”	means the escrow account to be opened with the Escrow Agent in accordance with Sub-Article 4.1;

“Escrow Amount” or “Loan Partial Repayment Amount”	means the amount of USD 13,000,000 (thirteen million dollars);

“Escrow Amount Deposit Notice”	means the notice in the form attached hereto as Annex (3) to be sent by the Escrow Agent to the Sellers, Purchasers and the Lender upon deposit of the Escrow Amount;

“Escrow Documents”	means the Purchaser’s Documents and the Sellers’ Documents listed in Annex (4) to be deposited with the Escrow Agent in accordance with Sub-Article 4.3;

“Execution SPA”	means the share purchase agreement to be signed between the Sellers and the Purchasers for execution purposes substantially in the form attached herewith as Annex (8);

“Interest Amount”	means any interest accrued on the Escrow Amount in accordance with Sub-Article 5.2;

“Long Stop Date”	means the date falling one hundred and twenty (120) days from the Effective Date, unless extended pursuant to Sub-Article 9.2;

“Purchasers’ Documents”	means the documents to be deposited in the Escrow Account by the Purchasers, as outlined in Annex (4);

“Real Estate Mortgage POA”	means the executed real estate mortgage power of attorney in the form attached herewith as Annex (13);

“Release Letter”	means the two original release letter in favour of ZG and the Company form attached herewith as Annex (12);

“Shares”	means the shares amounting to a total of 20,000 shares representing 100% of the Company’s issued share capital;

“Sellers’ Documents”	means the documents to be deposited in the Escrow Account by the Sellers, as outlined in Annex (4);

“Sale and Purchase Agreement”	means the Sale and Purchase Agreement signed between the Company, the Purchasers and the Sellers dated December 10, 2009 in the form attached herewith as Annex (5);

ARTICLE 3:

APPOINTMENT OF THE ESCROW AGENT

3.1  The Sellers, the Purchasers, the Lender and the Company hereby appoint the Escrow Agent to perform the services described in this Agreement in accordance with its terms and conditions.

3.2  The Escrow Agent hereby accepts such appointment subject to the terms of this Agreement. The Escrow Agent may perform any of its duties hereunder by or through its officers, directors or employees acting in their capacity as such officer, director or employee.

ARTICLE 4:

THE ESCROW ACCOUNT

4.1  Establishment of the Escrow Account

On the Effective Date, the Escrow Agent shall open a special interest bearing Escrow Account at its branch located at 306 Corniche El Nil street, Maadi, Cairo, Egypt with the following details:
Account Name: Ridgewood Escrow Account
Account Number:

The Escrow Agent shall take no action in relation to the Escrow Account except as provided in this Agreement or as otherwise required by law or order of a court of competent jurisdiction.

4.2  Deposit of the Escrow Amount

Within three Business Days from the Effective Date, the Lender shall deposit with the Escrow Agent and the Escrow Agent shall accept and hold in the Escrow Account the Escrow Amount, to be released in accordance with Article 6 herein below.

4.3  Deposit of the Escrow Documents

Within ten Business Days from the Effective Date, the Sellers shall deposit the Sellers’ Documents and the Purchasers shall deposit the Purchasers’ Documents with the Escrow Agent.

Upon receipt of the Escrow Documents, the Escrow Agent shall confirm such receipt in writing to all Parties by signing and delivering the Document Deposit Confirmation. The Escrow Documents shall be released in accordance with Article 6 herein below.

ARTICLE 5:

OPERATION OF THE ESCROW ACCOUNT

5.1  Upon receipt of the Escrow Amount, the Escrow Agent shall send the Escrow Amount Deposit Notice to the Sellers, the Purchasers and the Lender.

5.2  The Escrow Agent shall hold the Escrow Amount and the Escrow Documents only to be released in accordance with Article 6 of this Agreement.

5.3  Interest shall accrue on the Escrow Amount at the rate of 0.1% per annum for tenors exceeding 90 days. Interest shall be calculated day by day on the basis of a 365 day year. The Interest Amount shall be retained in the Escrow Account. The Escrow Agent shall hold the Escrow Amount and the Interest Amount in the Escrow Account only to be released in accordance with Article 6 of this Agreement.

ARTICLE 6:

RELEASE OF THE ESCROW AMOUNT AND THE ESCROW DOCUMENTS

6.1  Upon receipt by the Escrow Agent of the Certificate of the General Counsel executed by the Sellers’ Senior Vice President and General Counsel, and provided all the Escrow Documents have been received, the Escrow Agent shall immediately, without any further condition(s), notices, consents or approvals: (i) release the Escrow Amount and the Purchasers’ Documents to the Sellers, (ii) release the Interest Amount, the Company’s Share Ownership Ledger, the Real Estate Mortgage POA, one original of the Release Letter and one original of the Assignment to the Lender and (iii) release the remaining Sellers’ Documents to the Purchasers.

For the purposes of the release of the Escrow Amount to the Sellers as mentioned above the Sellers account details are as follows:

Account Name: Ridgewood Renewable Power LLC
Account No.:
Bank Name: Wachovia Bank
Summit, NJ
ABA (wire)
ABA (ACH)

6.2  In the event that the Escrow Agent does not receive the executed Certificate of the General Counsel by the Long Stop Date, including any extension thereof pursuant to Sub-Article 9.2 of this Agreement, the Escrow Agent shall immediately; (i) release the Escrow Amount together with the Interest Amount to the Lender in its account as detailed hereunder (ii) release the Sellers’ Documents to the Sellers and the Purchasers’ Documents to the Purchasers.

For the purposes of the release of the Escrow Amount and/or the Interest Amount to the Lender as mentioned above the release should be effected as follows:

(i) USD 8,580,000 of the Escrow Amount in addition to the Interest Amount to be transferred to the following account:

Bank Name: Arab African International Bank
Branch: 5, Midan Al Saray Al Koubra, Garden City
Account Name: Horus Private Equity Fund III LP
Account Number:
Swift Code:

Correspondent in USD JP Morgan New York
Swift Code:
Account Number:

(ii) The remaining USD 4,420,000 of the Escrow Amount to be transferred to the following account:

Bank Name: Arab African International Bank
Branch: Garden City
Account Name: Horus Food and Agribusiness Limited Partnership
Account Number:
Swift Code:

ARTICLE 7:

LIABILITY OF THE ESCROW AGENT

7.1  The Escrow Agent shall have no duties, responsibilities or liabilities except those expressly set forth in this Agreement. The duties of the Escrow Agent shall be administrative in nature and nothing in this Agreement, expressed or implied, is intended to or shall be construed as requiring the Escrow Agent to provide any investment advice or to exercise any discretion or to provide any opinion. For the avoidance of doubt, the Escrow Agent shall have no duties, responsibilities or liabilities under the Sale and Purchase Agreement.

7.2  The Escrow Agent shall not be liable to any party to this Agreement for any claim, proceeding, loss, damage, liability or expense of any kind or nature caused directly or indirectly by any action taken or admitted to be taken by it in connection with this Agreement unless caused by gross negligence, wilful misconduct or fraud on the part of the Escrow Agent in performing its contractual duties under this Agreement.

7.3  The Parties to this Agreement undertake to indemnify and hold the Escrow Agent harmless against any loss or damage that may arise as a result of its appointment as Escrow Agent, except where such damage or loss pertain to actions or omissions constituting gross negligence or wilful misconduct. The Escrow Agent shall be entitled to rely on any documentation believed by the Escrow Agent to be genuine or to have been signed, sent, made or given by the authorized person(s). The Escrow Agent shall not be obliged to inspect or verify any of the documents sent to it as long as such documents were duly sent, made or given by the authorized person(s).

7.4  All references to the “Escrow Agent” in this Article 7 shall include references to the officers, directors and employees of the Escrow Agent acting in their official capacity as such.

7.5  The parties hereby agree and acknowledge that the Escrow Agent shall have the right to disclose any confidential information that (i) is required to be disclosed by any court of competent jurisdiction or under any applicable law including rules of any applicable law or by a governmental order, decree, regulation or rule binding upon any Party to the Agreement (ii) is already in the public domain or comes into the public domain other than through a breach of the terms of this Agreement (iii) is already lawfully known to the Escrow Agent as of the date of disclosure hereunder.

ARTICLE 8:

FEES OF THE ESCROW AGENT

8.1  In consideration of the services to be provided by the Escrow Agent hereunder, the Escrow Agent shall be paid a lump sum of USD 25,000. In the event the Long Stop Date is extended, in accordance with Sub-Article 9.2, an additional lump sum of USD 5000 per month shall be paid to the Escrow Agent.

8.2  The fees of the Escrow Agent referred to in Sub-Article 8.1 shall be borne by the Company.

ARTICLE 9:

TERM AND TERMINATION

9.1  This Agreement shall remain in full force and effect from the Effective Date and shall automatically terminate and be of no further effect, without need for any notice, legal or judicial procedure, upon (i) the due and proper satisfaction of the obligations of the Escrow Agent to distribute the Escrow Amount and the Interest Amount as well as deliver the Escrow Documents in accordance with this Article 6 of this Agreement or (ii) on the Long Stop Date including any extension as notified to the Escrow Agent in accordance with Sub-Article 9.2.

9.2  The Sellers shall have the right, without obtaining any consent or approval from the Parties to this Agreement, to extend the Long Stop Date for ninety additional days by notice to the Escrow Agent enclosing evidence that USD 200,000 have been transferred and deposited in the Lender’s bank accounts set forth under Sub-Article 6.2 as follows:

(i) USD 132,000 in the account outlined under 6.2 (i) herein above

(ii) USD 68,000 in the account outlined under 6.2(ii) herein above

ARTICLE 10:

COSTS

Each of the Purchasers and the Sellers shall be responsible for its own legal, accountancy, and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement

ARTICLE 11:

FURTHER ASSURANCES

Each Party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after consummation of the transactions contemplated by this Agreement, to implement or give effect to this Agreement and the transactions contemplated by this Agreement.

ARTICLE 12:

VARIATION, WAIVER AND CONSENT

Unless otherwise contemplated in this Agreement, no variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties (or, in the case of a waiver, by or on behalf of the Party waiving compliance).

ARTICLE 13:

SEVERABILITY

The invalidity of any provision of this Agreement or any part thereof shall not affect the validity of the Agreement or any other provision. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

ARTICLE 14:

NO ASSIGNMENT

No Party shall be entitled to assign the benefit of, or its rights or benefits under this Agreement without the prior written consent of all other Parties to this Agreement

ARTICLE 15:

NOTICES

15.1  Notices or any other communications required or permitted hereunder shall be given in writing in the English language and shall be deemed to have been delivered: (i) when delivered in person or by messenger service against receipt, (ii) on the date of confirmation of receipt of transmission by telecopier (or the first Business Day in the city where the recipient is located following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5pm local time of the recipient (subsequently confirmed by registered mail, return receipt requested or by courier)) or (iii) upon proof of delivery by an internationally recognized courier service (with confirmation of receipt), addressed to the relevant party at its address set forth in Sub-Article 15.2 below.

15.2  The addresses and fax numbers of the Parties for the purpose of Sub-Article 15.1 are as follows:

(a)	The Sellers

Ridgewood Near East Holdings LLC
RW Egyptian Holdings, LLC
Address: c/o Ridgewood Renewable Power, LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Fax No.: 845-622-3633
For the attention of: Robert Swanson

(b)	The Purchasers

26 Helmy Abdel Atti Street, Nasr City, Cairo, Egypt
Fax No.: 00202 22672870
For the attention of: Mr. Zaki Girges

(c)	The Company

Ridgewood Egypt for Infrastructure
Address: 165, E El Orouba St.
Heliopolis, Cairo, Egypt
Fax No.: 00202 22672870
For the attention of: Mr. Zaki Girges

(d)	The Lender

Address: 9, Mohamed Fahmy Street, 14th floor, Garden City, Cairo, 11461, Egypt.
Fax No.: 00202 27923869
For the Attention of: Mr. Samer Yassa and Ms. Gehan Fathi

(e)  The Escrow Agent

Address: 306 Corniche El Nil street, Maadi, Cairo, Egypt
Fax No.: +202 252980080 For the attention of: Mr. Mohamed Ibrahim Ahmed
Youssef El Guindi,

15.3  A Party may notify all other Parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Sub-Article 15.3. Such notification shall be made within a reasonable period of time not to exceed (10) Business Days from the date such change occurred.

ARTICLE 16:

GOVERNING LAW AND ARBITRATION

16.1  This Agreement is to be governed by and construed in accordance with the laws of the Arab Republic of Egypt.

16.2  All disputes arising out of or in connection with this Agreement and its subject matter shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in Paris (the “Rules”) by more than one arbitrator to be appointed according to the Rules. Arbitration shall take place in Cairo, Egypt and shall be conducted in the English language.

ARTICLE 17:

COUNTERPARTS

This Agreement has been executed in (7) counterparts one (1) for each of the Parties all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed or caused to be executed, this Agreement, all as of the day and year first above written.

THE SELLERS:

Ridgewood Near East Holdings LLC

Name:	Randall D. Holmes

Title:	President

Signature:	/s/ Randall D. Holmes

RW Egyptian Holdings, LLC

Name:	Randall D. Holmes

Title:	President

Signature:	/s/ Randall D. Holmes

THE COMPANY

Ridgewood Egypt for Infrastructure LLC

Name:	Zaki Girges

Title :	General Manager

Signature:	/s/ Zaki Girges

THE ESCROW AGENT

HSBC Egypt S.A.E

Name:	Mohamad El Guindi

Title:	Legal Representative

Signature:	/s/ Mohamad El Guindi

THE PURCHASERS:

El Orouba for Water Desalination

Name:	Zaki Girges

Title:	President

Signature:	/s/ Zaki Girges

Mr. Zaki Girges

Name:	Zaki Girges

Signature:	/s/ Zaki Girges

THE LENDER

Water Desal

Name:	Gehan Fathi

Title:	Director

Signature:	/s/ Gehan Fathi

Name:	Samer S. Yassa

Title:	Director

Signature:	/s/ Samer S. Yassa